EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Snyder's-Lance, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-182833, 333-182834, 333-168849, 333-168321, 333-150931, 33-58839, 333-25539, 333-35646, 333-104960, 333-104961, 333-146336 and 333-195715) on Form S-8 of Snyder’s-Lance, Inc. of our report dated February 25, 2014, except for note 3, which is as of March 4, 2015, with respect to the consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows of Snyder’s-Lance, Inc. for the year ended December 28, 2013, and the related financial statement schedule “Valuation and Qualifying Accounts,” which report appears in the January 2, 2016 Annual Report on Form 10-K of Snyder’s-Lance, Inc.

/s/ KPMG LLP

Charlotte, North Carolina
March 1, 2016